Exhibit 99.1
META FINANCIAL GROUP, INC.® ANNOUNCES RESULTS FOR 2020 FISCAL THIRD QUARTER
- 2020 Fiscal Third Quarter Net Income of $18.2 Million, or $0.53 Per Diluted Share -

Sioux Falls, S.D., July 22, 2020 (GLOBE NEWSWIRE) -- Meta Financial Group, Inc.® (Nasdaq: CASH) (“Meta” or the “Company”) reported net income of $18.2 million, or $0.53 per diluted share, for the three months ended June 30, 2020, compared to net income of $29.3 million, or $0.75 per diluted share, for the three months ended June 30, 2019.
“I am proud of our performance to date during these unique and volatile times, both operationally and financially. While credit metrics remain sound, we have taken additional provision related to the uncertainty of the COVID-19 pandemic allowing us to build our allowance and strengthen our capital position,” said President and CEO Brad Hanson. “We are keeping the health and safety of our employees at the forefront as we continue serving customers, aligning for growth, and keeping our eyes on the long game, bringing sustainable value to shareholders."
Business Developments
•On May 15, 2020, MetaBank, National Association (the “Bank”), a wholly owned subsidiary of the Company entered into a letter of intent ("LOI") with Emerald Financial Services, LLC (“EFS”), a wholly owned indirect subsidiary of H&R Block, Inc. (“H&R Block”). Under the LOI and subject to the negotiation and execution of a multi-year program management agreement (“PMA”), Meta will offer selected financial products to H&R Block clients, and negotiate the transition of certain financial products under an existing program manager agreement between H&R Block and a third party.
•On June 23, 2020, Brett Pharr was promoted to Co-President and Chief Operating Officer of MetaBank to better align business lines with Meta’s strategic initiatives. Brad Hanson remains Co-President and Chief Executive Officer of MetaBank and President and Chief Executive Officer of the Company.
•During the fiscal 2020 third quarter, the Company extended its agreement with Blackhawk Network, Inc. ("BlackHawk") through 2040. Blackhawk is a leading prepaid and payments company, which supports the program management and distribution of gift cards, prepaid telecom products and financial service products in a number of different retail, digital and incentive channels.
•The Company supported various COVID-19 relief efforts to include the Economic Impact Payment ("EIP") program and the Paycheck Protection Program ("PPP"), which are further described below.
Financial Highlights for the 2020 Fiscal Third Quarter Ended June 30, 2020
•Total gross loans and leases at June 30, 2020 decreased $129.3 million, or 4%, to $3.50 billion, compared to June 30, 2019 and decreased $114.1 million, or 3% when compared to March 31, 2020.
•Average deposits from the payments divisions for the fiscal 2020 third quarter increased nearly 131% to $6.32 billion when compared to the same quarter in fiscal 2019. A significant portion of the year-over-year increase reflected the Company's participation in the EIP program, as described further below. Excluding the balances on the EIP cards, average payments deposits for the fiscal 2020 third quarter were approximately $3.99 billion, representing an increase of 46% compared to the same quarter in fiscal 2019.
•Total revenue for the fiscal 2020 third quarter was $103.2 million, compared to $110.8 million for the same quarter in fiscal 2019.
•Net interest income for the fiscal 2020 third quarter was $62.1 million, compared to $67.0 million in the comparable quarter in fiscal 2019.

•Net interest margin ("NIM") decreased to 3.28% for the fiscal 2020 third quarter from 5.07% over the same period of the prior fiscal year, while the tax-equivalent net interest margin ("NIM, TE") decreased to 3.31% from 5.15% for that same period in fiscal 2019. The decrease in NIM during the fiscal 2020 third quarter was primarily driven by excess cash associated with the Company's participation in the Economic Impact Payment program, as described further below.
COVID-19 Business Update
The Company continues to focus on the well-being of its employees, partners and customers. Preventative health measures remain in place to protect employees and customers including mandating remote work options and social distancing measures where possible, restricting non-essential business travel and enhancing preventative cleaning services at all office locations. The Company's COVID-19 Crisis Command Center consisting of leadership and business continuity planning resources throughout the organization continues to effectively monitor possible interruptions related to the pandemic and to ensure business continuity.
The Company is participating in the PPP which is being administered by the Small Business Administration ("SBA"). As of June 30, 2020, the Company had 686 loans outstanding with a total of $215.5 million in loan balances that were originated as part of the program.
From a credit perspective, the Company continues to monitor each of its lending portfolios through these unprecedented times. Significant focus has been placed on the Company's hospitality loans and its small ticket equipment finance relationships. The credit management team has increased the monitoring of these relationships and has been in regular contact with these borrowers.
The Company's community bank hospitality loan balances increased to $169.0 million as of June 30, 2020 from $160.1 million as of March 31, 2020 and the average loan-to-value ratio on those loans improved to 60% at June 30, 2020 from 61% at March 31, 2020. 67% of the loan balances for these hotel relationships received PPP loans and 51% received some form of payment deferral modifications.
As of June 30, 2020, the Company had $245.9 million in small ticket equipment finance balances, of which $217.3 million were categorized within term lending and $28.6 million were categorized within lease financing. 27% of the balances on these small ticket equipment finance relationships received some form of payment deferral or other modifications.
The Company has granted deferral payments on a total of $352.1 million of loan and lease balances through June 30, 2020 as a result of interagency guidance issued on March 22, 2020 encouraging companies to work with customers impacted by COVID-19. As of June 30, 2020, loans and lease totaling $292.2 million were still in their deferment period. In addition, the Company has made other COVID-19 related modifications on a total of $52.9 million, of which $34.6 million are still active as of June 30, 2020. The majority of the other modifications were related to adjusting the type or amount of the customer's payments.
The Company increased its allowance for loan and lease losses during the fiscal third quarter primarily as a result of the ongoing economic uncertainty related to COVID-19 pandemic. The Company will continue to diligently monitor the allowance for loan and lease losses and adjust as necessary in future periods to maintain an appropriate and supportable level.
The Company's capital position remained strong as of June 30, 2020, even while absorbing the temporary impact from the EIP program, as described further below. As of June 30, 2020, the Bank's capital leverage ratio based on average assets was 6.89%. In addition, the Company has options available that can be used to effectively manage capital levels through these turbulent times, including a very strong and flexible balance sheet. The Company's capital leverage ratio was impacted by approximately 278 basis points due to the increase in total asset balances as a result of the EIP program.

Economic Impact Payment Program ("EIP") Update
On April 29, 2020, the Bank entered into an amendment of its existing agreement with the U.S. Department of the Treasury’s Bureau of the Fiscal Service (“Fiscal Service”) to provide debit card services to support the distribution of a segment of the Economic Impact Payments payable by the Internal Revenue Service under the Coronavirus Aid, Relief, and Economic Security Act ("CARES Act").
Under the EIP program, 3.6 million cards were delivered with total loads of $6.42 billion. As a result of the program, the Company saw a quick influx of deposits to its balance sheet in mid-May 2020 with limited visibility into the duration of those deposits. While this program's impact to earnings was negligible, it did have a significant impact on cash and deposit balances, leading to a net drag on the net interest margin along with pressuring the Company's leverage capital ratios.
The total balances remaining on the EIP cards as of June 30, 2020 were $2.68 billion and $2.08 billion as of July 19, 2020. The funds on these cards increased the Company's quarterly average noninterest deposit balances by $2.32 billion, leading to an overall improvement in cost of deposits. This short term influx of deposits also led to excess cash balances held at the Federal Reserve during the current period, which yielded approximately 10 basis points in interest income, and increased the quarterly average of interest-earning assets compared to previous periods. This increase of lower yielding cash balances resulted in a drag to the overall yield on total interest-earning assets during the current period. The net impact to NIM was approximately 140 basis points.
Net Interest Income
Net interest income for the fiscal 2020 third quarter was $62.1 million, a decrease of 7%, from the same quarter in fiscal 2019. The decrease was primarily driven by lower overall balances and yields realized on the loan and lease portfolios along with a decrease in investment securities balances, partially offset by a reduction in total interest expense.
During the third quarter of fiscal year 2020, loan and lease interest income decreased $9.8 million and investment securities interest income decreased $4.4 million, when compared to the same quarter in fiscal 2019, while interest expense decreased $9.4 million over that same period. The quarterly average outstanding balance of loans and leases as a percentage of interest-earning assets for the quarter ended June 30, 2020 decreased to 48%, from 68% for the quarter ended June 30, 2019, while the quarterly average balance of total investments as a percentage of interest-earning assets decreased to 17% from 31% over that same period. These decreases were primarily due to the increase in interest-earning cash balances related to the EIP program. The Company’s average interest-earning assets for the fiscal 2020 third quarter increased by $2.31 billion, to $7.61 billion from the comparable quarter in fiscal 2019, primarily due to the effects of the EIP program.
NIM decreased to 3.28% for the fiscal 2020 third quarter from 5.07% for the comparable quarter in fiscal 2019, primarily due to the effects of the EIP program. The net effect of purchase accounting accretion contributed two basis points to NIM for the fiscal 2020 third quarter as compared to three basis points and 25 basis points for the quarters ended March 31, 2020 and June 30, 2019, respectively.
The overall reported tax-equivalent yield (“TEY”) on average earning asset yields decreased by 267 basis points to 3.59% for the fiscal 2020 third quarter compared to the fiscal 2019 third quarter, driven primarily by excess low-yielding cash held at the Federal Reserve, along with a lower interest rate environment. The fiscal 2020 third quarter TEY on the securities portfolio was 2.22% compared to 3.09% for the same period of the prior fiscal year.
The Company's cost of funds for all deposits and borrowings averaged 0.28% during the fiscal 2020 third quarter, compared to 1.14% for the fiscal 2019 third quarter. This decrease was primarily due to a decrease in overnight borrowings rates as well as an increase in the average balance of the Company's noninterest-bearing deposits, mainly due to the EIP program noted above. The Company's overall cost of deposits was 0.17% in the fiscal third quarter of 2020, compared to 0.90% in the same quarter of fiscal 2019.
Noninterest Income
Fiscal 2020 third quarter noninterest income was $41.0 million, compared to $43.8 million for the same period of the prior year. This year-over-year decrease was primarily due to lower total tax product fee income and a reduction in gains on loan sales, partially offset by an increase in rental income.

Noninterest Expense
Noninterest expense decreased 2% to $71.2 million for the fiscal 2020 third quarter, from $72.5 million for the same quarter of fiscal 2019, primarily driven by lower compensation and benefits, intangible amortization, total tax product expense, and occupancy and equipment expenses, partially offset by higher card processing expenses and operating lease equipment depreciation.
Income Tax Expense
The Company recorded an income tax benefit of $2.4 million, representing an effective tax rate of (14.4%), for the fiscal 2020 third quarter, compared to an income tax benefit of $1.2 million, representing an effective tax rate of (4.0)%, for the fiscal 2019 third quarter. The recorded income tax benefit during the current quarter was primarily due to ratably recognized investment tax credits and lower forecast earnings due to COVID-19.
The Company originated $1.3 million in solar leases during the fiscal 2020 third quarter, compared to $49.1 million during the fiscal 2019 third quarter. Investment tax credits related to solar leases are recognized ratably based on income throughout each fiscal year. The timing and impact of future solar tax credits are expected to vary from period to period, and Meta intends to undertake only those tax credit opportunities that meet the Company's underwriting and return criteria.
Investments, Loans and Leases

	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Total investments	$1,268,416	$1,310,476	$1,337,840	$1,407,257	$1,502,640

Loans held for sale
Consumer credit products	391	—	—	122,299	45,582
SBA/USDA	31,438	13,610	13,883	26,478	17,257
Community Bank(1)	48,076	—	250,383	—	—
Total loans held for sale	79,905	13,610	264,266	148,777	62,839

National Lending
Term lending(2)	738,454	725,581	695,347	641,742	562,557
Asset based lending(2)	181,130	250,211	250,633	250,465	229,573
Factoring	206,361	285,495	285,776	296,507	320,344
Lease financing(2)	264,988	238,788	223,715	177,915	165,136
Insurance premium finance	359,147	332,800	349,299	361,105	358,772
SBA/USDA	308,611	92,000	90,269	88,831	99,791
Other commercial finance	100,214	101,472	99,617	99,665	99,677
Commercial Finance	2,158,905	2,026,347	1,994,656	1,916,230	1,835,850
Consumer credit products	102,808	113,544	115,843	106,794	155,539
Other consumer finance	138,777	144,895	154,772	161,404	164,727
Consumer Finance	241,585	258,439	270,615	268,198	320,266
Tax Services	19,168	95,936	101,739	2,240	24,410
Warehouse Finance	277,614	333,829	272,522	262,924	250,003
Total National Lending loans and leases	2,697,272	2,714,551	2,639,532	2,449,592	2,430,529
Community Banking
Commercial real estate and operating	608,303	654,429	682,399	883,932	877,412
Consumer one-to-four family real estate and other	166,479	205,046	220,588	259,425	256,853
Agricultural real estate and operating	24,655	36,759	40,778	58,464	61,169
Total Community Banking loans	799,437	896,234	943,765	1,201,821	1,195,434
Total gross loans and leases	3,496,709	3,610,785	3,583,297	3,651,413	3,625,963
Allowance for loan and lease losses	(65,747)	(65,355)	(30,176)	(29,149)	(43,505)
Net deferred loan and lease origination fees	5,937	8,139	7,177	7,434	5,068
Total loans and leases, net of allowance(3)	$3,436,899	$3,553,569	$3,560,298	$3,629,698	$3,587,526

(1) The June 30, 2020 balance included approximately $28.7 million of commercial real estate and operating loans, $11.3 million of consumer one-to-four family real estate and other loans, and $8.1 million of agricultural real estate and operating loans. The December 31, 2019 balance included approximately $197.5 million of commercial real estate and operating loans, $40.4 million of consumer one-to-four family real estate and other loans, and $12.7 million of agricultural real estate and operating loans.
(2) The Company updated the presentation of its loan and lease table beginning in the fiscal 2020 first quarter. The new presentation includes a new category called term lending. Certain balances previously included in the asset based lending and lease financing categories were reclassified into the new term lending category during the fiscal 2020 first quarter. Prior period balances have been conformed to the new presentation.
(3) As of June 30, 2020, the remaining balance of acquired loans and leases from the acquisition of Crestmark Bancorp, Inc. ("Crestmark") and its bank subsidiary, Crestmark Bank (the "Crestmark Acquisition") was $188.3 million and the remaining balances of the credit and interest rate mark discounts related to the acquired loans and leases held for investment were $3.4 million and $2.9 million, respectively. On August 1, 2018, the Company acquired loans and leases from the Crestmark Acquisition totaling $1.06 billion and recorded related credit and interest rate mark discounts of $12.3 million and $6.0 million, respectively.
The Company's investment security balances continued to decline at June 30, 2020 to a total of $1.27 billion, as compared to $1.50 billion at June 30, 2019.
Total gross loans and leases decreased $129.3 million, or 4%, to $3.50 billion at June 30, 2020, from $3.63 billion at June 30, 2019, with most of the decline attributable to the sale of community bank loan balances during the second quarter of fiscal 2020 along with a decrease in the consumer finance portfolio, partially offset by growth in the commercial finance portfolio.
At June 30, 2020, commercial finance loans, which comprised 62% of the Company's gross loan and lease portfolio, totaled $2.16 billion, reflecting growth of $132.6 million, or 7%, from March 31, 2020. SBA/USDA loans at June 30, 2020 increased by $216.6 million compared to March 31, 2020, with $215.5 million of the sequential increase related to PPP loans. Warehouse finance loans totaled $277.6 million at June 30, 2020, a 17% decrease from March 31, 2020.
Community bank loans totaled $799.4 million as of June 30, 2020, as compared to $896.2 million at March 31, 2020 and $1.20 billion at June 30, 2019. As of June 30, 2020, the Company had $48.1 million of community bank loans classified as held for sale and expects to sell those loans during the fourth quarter of fiscal 2020.
Asset Quality
The Company’s allowance for loan and lease losses was $65.7 million at June 30, 2020, compared to $43.5 million at June 30, 2019, driven primarily by increases in the allowance of $17.1 million in commercial finance and $12.0 million in the community banking portfolio, partially offset by decreases in the tax services and consumer lending portfolios of $4.0 million and $2.9 million, respectively.
The following table presents the Company's allowance for loan and lease losses as a percentage of its total loans and leases.

	As of the Period Ended
(Unaudited)	June 30, 2020	March 31, 2020	June 30, 2019

Commercial finance	1.36%	1.28%	0.67%
Consumer finance	1.75%	1.74%	2.22%
Tax services	59.67%	22.22%	63.19%
Warehouse finance	0.10%	0.10%	0.10%
National Lending	1.68%	1.92%	1.44%
Community Bank	2.55%	1.49%	0.70%
Total loans and leases	1.88%	1.81%	1.20%

The Company continued to assess each of its loan and lease portfolios during the fiscal third quarter and increased its allowance for loan and lease losses as a percentage of total loans and leases in the community bank and commercial finance portfolios primarily as a result of the on-going COVID-19 pandemic. Tax services coverage rates were driven by typical seasonal activity and have not been materially impacted by COVID-19 as the tax-lending season is now complete. Warehouse finance remained largely unchanged due to the structure of the credit protections in place. The Company expects to continue to diligently monitor the allowance for loan and lease losses and adjust as necessary in future periods to maintain an appropriate and supportable level. When adding the $3.4 million balance of the credit mark to the allowance for loan and lease losses, the commercial finance coverage ratio increases to 1.52% and the total loans and leases coverage ratio increases to 1.98%, as of June 30, 2020. Within commercial finance, the coverage ratio on Crestmark division loans and leases was 1.52% at June 30, 2020, as compared to 1.41% at March 31, 2020 and 0.77% at June 30, 2019, and the coverage ratio on the insurance premium finance portfolio over those same periods were 0.66%, 0.64%, and 0.28%, respectively.
Activity in the allowance for loan and lease losses for the periods presented were as follows.

(Unaudited)	Three Months Ended			Nine Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
(Dollars in thousands)
Beginning balance	$65,355	$30,176	$48,672	$29,149	$13,040
Provision - tax services loans	(100)	19,596	914	20,407	24,883
Provision - all other loans and leases	15,193	17,700	8,198	35,390	26,646
Charge-offs - tax services loans	(9,797)	—	(9,627)	(9,797)	(9,670)
Charge-offs - all other loans and leases	(5,808)	(3,187)	(5,124)	(12,912)	(14,407)
Recoveries - tax services loans	15	74	36	827	212
Recoveries - all other loans and leases	889	996	436	2,684	2,801
Ending balance	$65,747	$65,355	$43,505	$65,747	$43,505

Provision for loan and lease losses was $15.1 million for the quarter ended June 30, 2020, compared to $9.1 million for the comparable period in the prior fiscal year. The increase in provision was primarily within the remaining community banking and commercial finance portfolios, partially offset by decreases in the consumer finance and tax services portfolios. Provision increases in the community banking and commercial finance portfolios was primarily attributable to the increased stress that the hospitality loans and its small ticket equipment finance relationships have experienced stemming from the ongoing economic uncertainty related to the COVID-19 pandemic. Loans and leases that received short-term payment deferrals were also analyzed and additional provision was applied as appropriate. Management believes that given the structure of the credit protections put in place for the consumer and warehouse finance lending lines, the coverage ratio for those loan portfolios was adequate as of June 30, 2020. Net charge-offs were $14.7 million for the quarter ended June 30, 2020 compared to $14.3 million for the quarter ended June 30, 2019. Total net charge-offs for the quarter ended June 30, 2020 consisted primarily of seasonal net charge-offs of $9.8 million in the tax services loan portfolio. The overall increase in total net charge-offs from the comparable quarter of the prior fiscal year was primarily within the commercial finance portfolio, offset partially by a decrease in the consumer finance portfolio.

The Company's past due loans and leases were as follows for the periods presented.

As of June 30, 2020	Accruing and Nonaccruing Loans and Leases						Nonperforming Loans and Leases
(Dollars in Thousands)	30-59 Days Past Due	60-89 Days Past Due	> 89 Days Past Due	Total Past Due	Current	Total Loans and Leases Receivable	> 89 Days Past Due and Accruing	Non-accrual balance	Total

Commercial finance	$13,865	$16,005	$27,150	$57,020	$2,101,885	$2,158,905	$8,635	$22,285	$30,920
Consumer finance	650	623	909	2,182	239,403	241,585	909	—	909
Tax services	—	19,168	—	19,168	—	19,168	—	—	—
Warehouse finance	—	—	—	—	277,614	277,614	—	—	—
Total National Lending	14,515	35,796	28,059	78,370	2,618,902	2,697,272	9,544	22,285	31,829
Total Community Banking	4,910	625	6,885	12,420	787,017	799,437	4,995	2,470	7,465
Total loans and leases held for investment	$19,425	$36,421	$34,944	$90,790	$3,405,919	$3,496,709	$14,539	$24,755	$39,294

As of March 31, 2020	Accruing and Nonaccruing Loans and Leases						Nonperforming Loans and Leases
(Dollars in Thousands)	30-59 Days Past Due	60-89 Days Past Due	> 89 Days Past Due	Total Past Due	Current	Total Loans and Leases Receivable	> 89 Days Past Due and Accruing	Non-accrual balance	Total

Commercial finance	$35,810	$7,487	$18,721	$62,018	$1,964,329	$2,026,347	$9,372	$16,024	$25,396
Consumer finance	1,781	1,078	1,345	4,204	254,235	258,439	1,345	—	1,345
Tax services	668	—	—	668	95,268	95,936	—	—	—
Warehouse finance	—	—	—	—	333,829	333,829	—	—	—
Total National Lending	38,259	8,565	20,066	66,890	2,647,661	2,714,551	10,717	16,024	26,741
Total Community Banking	1,012	2,735	4,723	8,470	887,764	896,234	2,905	1,818	4,723
Total loans and leases held for investment	$39,271	$11,300	$24,789	$75,360	$3,535,425	$3,610,785	$13,622	$17,842	$31,464

The Company's nonperforming assets at June 30, 2020, were $56.1 million, representing 0.64% of total assets, compared to $39.4 million, or 0.67% of total assets at March 31, 2020 and $51.0 million, or 0.84% of total assets at June 30, 2019. The increase in nonperforming assets on a linked quarter basis was primarily driven by an increase in commercial finance and community banking nonperforming loans and leases, as well as an increase in nonperforming operating leases. The year-over-year increase in nonperforming assets was primarily driven by an increase in commercial finance nonperforming loans and leases and an increase in nonperforming operating leases, mostly offset by a reduction in foreclosed and repossessed assets. The decrease in nonperforming assets as a percentage of total assets was primarily due to higher period-end assets at June 30, 2020 related to excess cash held at the Federal Reserve stemming from the additional EIP deposit balances.
The Company's nonperforming loans and leases at June 30, 2020, were $39.3 million, representing 1.10% of total gross loans and leases, compared to $31.5 million, or 0.87% of total gross loans and leases at March 31, 2020 and $20.8 million, or 0.57% of total gross loans and leases at June 30, 2019.

Deposits, Borrowings and Other Liabilities
Total average deposits for the fiscal 2020 third quarter increased by $2.61 billion to $7.22 billion compared to the same period in fiscal 2019, primarily due to the effects of the EIP program. Average noninterest-bearing deposits increased $3.35 billion, or 123%, for the fiscal 2020 third quarter when compared to the same period in fiscal 2019, while average wholesale deposits decreased $704.2 million, or 46%. Average deposits from the payments divisions increased 131% to $6.32 billion for the fiscal 2020 third quarter when compared to the same period in fiscal 2019. Excluding the balances on the EIP cards, average payments deposits for the fiscal 2020 third quarter were $3.99 billion, representing an increase of 46% compared to the same period of the prior year, which was largely driven by various stimulus payments loaded on partner cards along with lower levels of consumer spending.
The average balance of total deposits and interest-bearing liabilities was $7.49 billion for the three-month period ended June 30, 2020, compared to $5.14 billion for the same period in the prior fiscal year, representing an increase of 46%.
Total end-of-period deposits increased 59% to $7.59 billion at June 30, 2020, compared to $4.78 billion at June 30, 2019. The increase in end-of-period deposits was primarily driven by an increase in noninterest bearing deposits of $4.18 billion, of which $2.68 billion was attributable to the balances on the EIP cards. The increase in total end-of-period deposits was partially offset by a decrease of $884.2 million in wholesale deposits, as well as the sale of $290.5 million of community bank deposits during the second quarter of fiscal 2020.
Regulatory Capital
The Company and MetaBank, remained above the federal regulatory minimum capital requirements at June 30, 2020 and continued to be classified as well-capitalized institutions. Regulatory capital ratios of the Company and the Bank are stated in the table below.
The tables below include certain non-GAAP financial measures that are used by investors, analysts and bank regulatory agencies to assess the capital position of financial services companies. Management reviews these measures along with other measures of capital as part of its financial analysis.

As of the dates indicated	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Company
Tier 1 leverage capital ratio	5.91%	7.28%	8.28%	8.33%	8.05%
Common equity Tier 1 capital ratio	11.51%	10.27%	10.10%	10.35%	10.19%
Tier 1 capital ratio	11.90%	10.63%	10.46%	10.71%	10.55%
Total capital ratio	14.99%	13.61%	12.74%	13.01%	13.22%
MetaBank
Tier 1 leverage capital ratio	6.89%	8.52%	9.70%	9.65%	9.37%
Common equity Tier 1 capital ratio	13.82%	12.39%	12.18%	12.31%	12.22%
Tier 1 capital ratio	13.86%	12.44%	12.24%	12.37%	12.27%
Total capital ratio	15.12%	13.69%	12.90%	13.02%	13.26%

The following table provides the non-GAAP financial measures used to compute certain of the ratios included in the table above, as well as a reconciliation of such non-GAAP financial measures to the most directly comparable financial measure in accordance with GAAP:

Standardized Approach(1)	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
(Dollars in Thousands)
Total stockholders' equity	$829,909	$805,074	$837,068	$843,958	$822,901
Adjustments:
LESS: Goodwill, net of associated deferred tax liabilities	302,814	303,625	304,020	304,020	302,850
LESS: Certain other intangible assets	42,865	44,909	47,855	50,501	53,249
LESS: Net deferred tax assets from operating loss and tax credit carry-forwards	10,360	11,589	16,876	15,569	13,858
LESS: Net unrealized gains (losses) on available-for-sale securities	8,382	2,337	3,897	6,458	2,329
LESS: Non-controlling interest	3,787	3,762	4,305	4,047	3,508
Common Equity Tier 1(1)	461,701	438,852	460,115	463,363	447,107
Long-term borrowings and other instruments qualifying as Tier 1	13,661	13,661	13,661	13,661	13,661
Tier 1 minority interest not included in common equity tier 1 capital	1,894	2,036	2,372	2,350	2,119
Total Tier 1 Capital	477,256	454,549	476,148	479,374	462,887
Allowance for loan and lease losses	50,338	53,580	30,239	29,272	43,641
Subordinated debentures (net of issuance costs)	73,765	73,724	73,684	73,644	73,605
Total qualifying capital	$601,359	$581,853	$580,071	$582,290	$580,133
(1) Capital ratios were determined using the Basel III capital rules that became effective on January 1, 2015. Basel III revised the definition of capital, increased minimum capital ratios, and introduced a minimum CET1 ratio; those changes are being fully phased in through the end of 2021.

The following table provides a reconciliation of tangible common equity and tangible common equity excluding accumulated other comprehensive income ("AOCI"), each of which is used in calculating tangible book value data, to Total Stockholders' Equity. Each of tangible common equity and tangible common equity excluding AOCI is a non-GAAP financial measure that is commonly used within the banking industry.

	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
(Dollars in Thousands)
Total Stockholders' Equity	$829,909	$805,074	$837,068	$843,958	$822,901
Less: Goodwill	309,505	309,505	309,505	309,505	307,941
Less: Intangible assets	43,974	46,766	50,151	52,810	56,153
Tangible common equity	476,430	448,803	477,412	481,643	458,807
Less: Accumulated other comprehensive income (loss) ("AOCI")	7,995	1,654	3,895	6,339	2,308
Tangible common equity excluding AOCI	$468,435	$447,149	$473,517	$475,304	$456,499

Conference Call
The Company will host a conference call and earnings webcast at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) on Wednesday, July 22, 2020. The live webcast of the call can be accessed from Meta’s Investor Relations website at www.metafinancialgroup.com. Telephone participants may access the live conference call by dialing (844) 461-9934 beginning approximately 10 minutes prior to start time. Please ask to join the Meta Financial conference call, and provide conference ID 8468707 upon request. International callers should dial (636) 812-6634. A webcast replay will also be archived at www.metafinancialgroup.com for one year.

Forward-Looking Statements
The Company and MetaBank, N.A. ("MetaBank") may from time to time make written or oral “forward-looking statements,” including statements contained in this press release, the Company’s filings with the SEC, the Company’s reports to stockholders, and in other communications by the Company and MetaBank, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.
You can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future,” or the negative of those terms, or other words of similar meaning or similar expressions. You should carefully read statements that contain these words because they discuss our future expectations or state other “forward-looking” information. These forward-looking statements are based on information currently available to us and assumptions about future events, and include statements with respect to the Company’s beliefs, expectations, estimates, and intentions, which are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. Such risks, uncertainties and other factors may cause our actual growth, results of operations, financial condition, cash flows, performance and business prospects and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Such statements address, among others, the following subjects: future operating results; expectations in connection with the impact of the ongoing COVID-19 pandemic and related government actions on our business, our industry and the capital markets; customer retention; loan and other product demand; expectations concerning the acquisitions and divestitures; new products and services, including those offered by Meta Payment Systems, Refund Advantage, EPS Financial and Specialty Consumer Services divisions; credit quality and adequacy of reserves; technology; and the Company's employees. The following factors, among others, could cause the Company's financial performance and results of operations to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements: maintaining our executive management team; expected growth opportunities may not be realized or may take longer to realize than expected; the potential adverse effects of the ongoing COVID-19 pandemic and any governmental or societal responses thereto, or other unusual and infrequently occurring events; actual changes in interest rates and the Fed Funds rate; additional changes in tax laws; the strength of the United States' economy, in general, and the strength of the local economies in which the Company conducts operations; changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System (the “Federal Reserve”); inflation, market, and monetary fluctuations; the timely and efficient development of, and acceptance of, new products and services offered by the Company or its strategic partners, as well as risks (including reputational and litigation) attendant thereto, and the perceived overall value of these products and services by users; the Company's ability to finalize a definitive program management agreement with H&R Block and the terms thereof; the risks of dealing with or utilizing third parties, including, in connection with the Company’s refund advance business, the risk of reduced volume of refund advance loans as a result of reduced customer demand for or usage of Meta’s strategic partners’ refund advance products; our relationship with, and any actions which may be initiated by, our regulators; the impact of changes in financial services laws and regulations, including, but not limited to, laws and regulations relating to the tax refund industry and the insurance premium finance industry and recent and potential changes in response to the COVID-19 pandemic such as the Coronavirus Aid, Relief, and Economic Security Act ("CARES Act") and the rules and regulations that may be promulgated thereunder; technological changes, including, but not limited to, the protection of our electronic systems and information; the impact of acquisitions and divestitures; litigation risk; the growth of the Company’s business, as well as expenses related thereto; continued maintenance by MetaBank of its status as a well-capitalized institution, particularly in light of our deposit base, a portion of which has been characterized as “brokered;” changes in consumer spending and saving habits; and the success of the Company at maintaining its high quality asset level and managing and collecting assets of borrowers in default should problem assets increase.
The foregoing list of factors is not exclusive. We caution you not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release speak only as of the date hereof. Additional discussions of factors affecting the Company’s business and prospects are reflected under the caption “Risk Factors” and in other sections of the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended September 30, 2019, and in other filings made with the SEC. The Company expressly disclaims any intent or obligation to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries, whether as a result of new information, changed circumstances, or future events or for any other reason.

Condensed Consolidated Statements of Financial Condition (Unaudited)
(Dollars in Thousands, Except Share Data)

ASSETS	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Cash and cash equivalents	$3,108,141	$108,733	$152,189	$126,545	$100,732
Investment securities available for sale, at fair value	825,579	840,525	852,603	889,947	961,897
Mortgage-backed securities available for sale, at fair value	338,250	355,094	362,120	382,546	395,201
Investment securities held to maturity, at cost	98,205	108,105	116,313	127,582	138,128
Mortgage-backed securities held to maturity, at cost	6,382	6,752	6,804	7,182	7,414
Loans held for sale	79,905	13,610	264,266	148,777	62,839
Loans and leases	3,502,646	3,618,924	3,590,474	3,658,847	3,631,031
Allowance for loan and lease losses	(65,747)	(65,355)	(30,176)	(29,149)	(43,505)
Federal Reserve Bank and Federal Home Loan Bank stocks, at cost	31,836	29,944	13,796	30,916	17,236
Accrued interest receivable	17,545	16,958	18,687	20,400	19,722
Premises, furniture, and equipment, net	40,361	38,871	38,671	45,932	46,360
Rental equipment, net	216,336	200,837	211,673	208,537	184,732
Bank-owned life insurance	91,697	91,081	90,458	89,827	89,193
Foreclosed real estate and repossessed assets	6,784	7,249	1,328	29,494	29,514
Goodwill	309,505	309,505	309,505	309,505	307,941
Intangible assets	43,974	46,766	50,151	52,810	56,153
Prepaid assets	6,806	9,727	14,813	9,476	22,023
Deferred taxes	15,944	20,887	19,752	18,884	21,630
Other assets	104,877	85,652	97,499	54,832	52,831

Total assets	$8,779,026	$5,843,865	$6,180,926	6,182,890	$6,101,072

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits held for sale	$—	$—	$288,975	$—	$—
Deposits:
Noninterest-bearing checking	6,537,809	2,900,484	2,927,967	2,358,010	2,751,931
Interest-bearing checking	187,003	152,504	67,642	185,768	157,802
Savings deposits	55,896	37,615	17,436	49,773	52,179
Money market deposits	40,811	37,266	42,286	76,911	68,604
Time certificates of deposit	25,000	25,492	23,454	109,275	116,698
Wholesale deposits	743,806	809,043	1,438,820	1,557,268	1,628,000
Total deposits	7,590,325	3,962,404	4,517,605	4,337,005	4,775,214
Short-term borrowings	—	717,000	194,000	646,019	146,613
Long-term borrowings	209,781	211,353	213,070	215,838	209,765
Accrued interest payable	4,332	3,607	6,620	9,414	12,350
Accrued expenses and other liabilities	144,679	144,427	123,588	130,656	134,229
Total liabilities	7,949,117	5,038,791	5,343,858	5,338,932	5,278,171

STOCKHOLDERS’ EQUITY
Preferred stock	—	—	—	—	—
Common stock, $.01 par value	346	346	372	378	379
Common stock, Nonvoting, $.01 par value	—	—	—	—	—
Additional paid-in capital	592,693	590,682	587,678	580,826	578,715
Retained earnings	228,500	212,027	244,005	252,813	238,004
Accumulated other comprehensive income	7,995	1,654	3,895	6,339	2,308
Treasury stock, at cost	(3,412)	(3,397)	(3,187)	(445)	(13)
Total equity attributable to parent	826,122	801,312	832,763	839,911	819,393
Noncontrolling interest	3,787	3,762	4,305	4,047	3,508
Total stockholders’ equity	829,909	805,074	837,068	843,958	822,901

Total liabilities and stockholders’ equity	$8,779,026	$5,843,865	$6,180,926	$6,182,890	$6,101,072

Consolidated Statements of Operations (Unaudited)
(Dollars in Thousands, Except Share and Per Share Data)

	Three Months Ended			Nine Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Interest and dividend income:
Loans and leases, including fees	$59,911	$70,493	$69,732	$199,107	$203,900
Mortgage-backed securities	2,269	2,493	3,063	7,151	8,622
Other investments	5,226	6,417	8,837	18,176	32,380
	67,406	79,403	81,632	224,434	244,902
Interest expense:
Deposits	3,130	8,242	10,395	20,712	35,731
FHLB advances and other borrowings	2,139	3,424	4,269	9,197	10,581
	5,269	11,666	14,664	29,909	46,312

Net interest income	62,137	67,737	66,968	194,525	198,590

Provision for loan for lease losses	15,093	37,296	9,112	55,796	51,529

Net interest income after provision for loan and lease losses	47,044	30,441	57,856	138,729	147,061

Noninterest income:
Refund transfer product fees	4,595	28,939	6,697	33,726	38,559
Tax advance product fees	28	29,536	34	31,840	34,757
Payments card and deposit fees	21,302	23,156	21,377	65,957	66,855
Other bank and deposit fees	214	381	495	1,083	1,449
Rental income	11,231	11,100	9,386	34,682	30,167
Gain on sale of securities available-for-sale, net	—	—	440	—	649
Gain on divestitures	—	19,275	—	19,275	—
Gain (loss) on sale of other	1,214	2,325	2,620	969	6,117
Other income	2,464	5,801	2,741	11,512	8,012
Total noninterest income	41,048	120,513	43,790	199,044	186,565

Noninterest expense:
Compensation and benefits	32,102	34,260	35,176	100,631	117,350
Refund transfer product expense	(139)	7,449	287	7,482	7,478
Tax advance product expense	(11)	1,698	425	2,820	3,101
Card processing	7,128	6,696	4,613	19,432	18,670
Occupancy and equipment expense	6,502	7,013	7,136	20,169	20,806
Operating lease equipment depreciation	8,536	8,421	6,029	25,237	18,280
Legal and consulting	4,660	5,909	4,065	15,242	12,341
Intangible amortization	2,636	3,402	4,374	8,714	14,352
Impairment expense	—	507	—	750	9,660
Other expense	9,827	16,374	10,363	38,291	34,978
Total noninterest expense	71,241	91,729	72,468	238,768	257,016

Income before income tax expense	16,851	59,225	29,178	99,005	76,610

Income tax expense (benefit)	(2,426)	5,617	(1,158)	3,870	(3,244)

Net income before noncontrolling interest	19,277	53,608	30,336	95,135	79,854
Net income attributable to noncontrolling interest	1,087	1,304	1,045	3,573	3,045
Net income attributable to parent	$18,190	$52,304	$29,291	$91,562	$76,809

Earnings per common share
Basic	$0.53	$1.45	$0.75	$2.54	$1.96
Diluted	$0.53	$1.45	$0.75	$2.54	$1.95
Shares used in computing earnings per share
Basic	34,616,038	35,948,799	38,903,266	36,004,877	39,220,793
Diluted	34,623,114	35,970,296	38,977,690	36,016,037	39,289,011

Average Balances, Interest Rates and Yields
The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and in rates. Only the yield/rate reflects tax-equivalent adjustments. Non-accruing loans and leases have been included in the table as loans carrying a zero yield.

Three Months Ended June 30,	2020			2019
(Dollars in Thousands)	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate(1)	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate(1)
Interest-earning assets:
Cash and fed funds sold	$2,692,270	$783	0.12%	$80,100	$521	2.61%
Mortgage-backed securities	342,174	2,269	2.67%	421,725	3,063	2.91%
Tax exempt investment securities	417,042	1,658	2.02%	690,732	4,058	2.98%
Asset-backed securities	336,562	1,770	2.11%	307,581	2,701	3.52%
Other investment securities	197,643	1,014	2.06%	199,681	1,557	3.13%
Total investments	1,293,420	6,711	2.22%	1,619,719	11,379	3.09%
Commercial finance loans and leases	2,160,175	40,375	7.52%	1,775,905	44,332	10.01%
Consumer finance loans	247,824	4,635	7.52%	364,633	8,178	9.00%
Tax services loans	39,845	—	—%	45,142	—	—%
Warehouse finance loans	304,839	4,582	6.05%	223,546	3,491	6.26%
National lending loans and leases	2,752,683	49,592	7.25%	2,409,226	56,001	9.32%
Community banking loans	870,245	10,319	4.77%	1,189,912	13,731	4.63%
Total loans and leases	3,622,928	59,911	6.65%	3,599,138	69,732	7.77%
Total interest-earning assets	$7,608,618	$67,406	3.59%	$5,298,957	$81,632	6.26%
Non-interest-earning assets	830,589			820,474
Total assets	$8,439,206			$6,119,431

Interest-bearing liabilities:
Interest-bearing checking(2)	$226,382	$—	—%	$137,950	$85	0.25%
Savings	55,572	1	0.01%	54,247	9	0.07%
Money markets	40,091	33	0.33%	58,782	107	0.73%
Time deposits	25,392	113	1.78%	128,165	633	1.98%
Wholesale deposits	817,414	2,983	1.47%	1,521,594	9,561	2.52%
Total interest-bearing deposits	1,164,852	3,130	1.08%	1,900,738	10,395	2.19%
Overnight fed funds purchased	59,055	48	0.33%	363,857	2,368	2.61%
FHLB advances	110,000	670	2.45%	54,341	324	2.39%
Subordinated debentures	73,738	1,153	6.29%	73,583	1,163	6.34%
Other borrowings	27,032	268	3.98%	40,653	414	4.08%
Total borrowings	269,825	2,139	3.19%	532,434	4,269	3.22%
Total interest-bearing liabilities	1,434,677	5,269	1.48%	2,443,172	14,664	2.42%
Noninterest-bearing deposits	6,057,314	—	—%	2,710,288	—	—%
Total deposits and interest-bearing liabilities	$7,491,991	$5,269	0.28%	$5,143,460	$14,664	1.14%
Other noninterest-bearing liabilities	122,940			149,207
Total liabilities	7,614,931			5,292,667
Shareholders' equity	824,276			826,764
Total liabilities and shareholders' equity	$8,439,206			$6,119,431
Net interest income and net interest rate spread including noninterest-bearing deposits		$62,137	3.30%		$66,968	5.12%

Net interest margin			3.28%			5.07%
Tax-equivalent effect			0.02%			0.08%
Net interest margin, tax-equivalent(3)			3.31%			5.15%
(1) Tax rate used to arrive at the TEY for the three months ended June 30, 2020 and 2019 was 21%.
(2) Of the total balance, $226.1 million are interest-bearing deposits where interest expense is paid by a third party and not by the Company.
(3) Net interest margin expressed on a fully-taxable-equivalent basis ("net interest margin, tax-equivalent") is a non-GAAP financial measure. The tax-equivalent adjustment to net interest income recognizes the estimated income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income. The Company believes that it is a standard practice in the banking industry to present net interest margin expressed on a fully taxable equivalent basis and, accordingly, believes the presentation of this non-GAAP financial measure may be useful for peer comparison purposes.

Selected Financial Information

As of and For the Three Months Ended	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Equity to total assets	9.45%	13.78%	13.54%	13.65%	13.49%
Book value per common share outstanding	$23.96	$23.26	$22.52	$22.32	$21.72
Tangible book value per common share outstanding	$13.76	$12.97	$12.84	$12.74	$12.11
Tangible book value per common share outstanding excluding AOCI	$13.53	$12.92	$12.74	$12.57	$12.05
Common shares outstanding	34,631,160	34,607,962	37,172,081	37,807,064	37,878,205
Non-performing assets to total assets	0.64%	0.67%	0.48%	0.91%	0.84%
Non-performing loans and leases to total loans and leases	1.10%	0.87%	0.62%	0.70%	0.57%
Net interest margin	3.28%	4.78%	4.94%	4.95%	5.07%
Net interest margin, tax-equivalent	3.31%	4.82%	4.99%	5.00%	5.15%
Return on average assets	0.86%	3.16%	1.38%	1.32%	1.91%
Return on average equity	8.83%	25.15%	10.04%	9.69%	14.17%
Full-time equivalent employees	999	992	1,088	1,186	1,218

Quarterly Amortization of Intangibles Expense

(Dollars in Thousands)	Actual	Anticipated
For the Three Months Ended	Jun 30, 2020	Sep 30, 2020	Dec 31, 2020	Mar 31, 2021	Jun 30, 2021	Sep 30, 2021	Dec 31, 2021	Mar 31, 2022	Jun 30, 2022

Amortization of intangibles(1)	$2,636	$2,265	$2,013	$2,757	$2,013	$1,761	$1,488	$2,170	$1,176
(1) These amounts are based upon the current reporting period’s intangible assets only.  This table makes no assumption for expenses related to future acquired intangible assets.

About Meta Financial Group®
Meta Financial Group, Inc.® (Nasdaq: CASH) is a South Dakota-based financial holding company. Meta Financial Group’s banking subsidiary, MetaBank®, N.A., (“Meta”), is a leader in providing innovative financial solutions to consumers and businesses in under-served niche markets and believes in financial inclusion for all. Meta’s commercial lending division works with high-value niche industries, rapid-growth companies and technology adopters to grow their businesses and build more profitable customer relationships nationwide. Meta is one of the largest issuers of prepaid cards in the U.S., having issued more than a billion cards in partnership with banks, program managers, payments providers and other businesses, and offers a total payments services solution that includes ACH origination, wire transfers, and more. For more information, visit the Meta Financial Group website.

Investor Relations Contact:
Brittany Kelley Elsasser
Director of Investor Relations
605-362-2423
bkelley@metabank.com

Media Relations:
mediarelations@metabank.com